August 20, 2015

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE
Washington, DC 20549

Re:                    Minco Gold Corporation (the “Company”)

             Form 20-F for the Fiscal Year Ended December 31, 2014

             Filed March 31, 2015

             File No. 001-32670

Dear Ms. Jenkins,

Further to your letter dated July 27, 2015, the Company has filed its financial statements for March 31, 2015 and June 30, 2015 in a Form 6-K on August 20, 2015.

The Company confirms that it will comply with the General instruction B to the Form 6-K and Rule 13(a)-16 and 15(d)-16 of Securities Act in the future.

If you have any questions or concerns, please do not hesitate to contact me at 604-688-8002.

Yours truly,

/s/ Jennifer Trevitt

Jennifer Trevitt

Corporate Secretary

2772 – 1055 W. Georgia St., PO Box 11176, Vancouver, BC Canada V6E 3R5

Tel: (604)688-8002 Fax: (604)688-8030 Toll Free: (888)288-8288

E-mail: info@mincomining.com Website: www.mincomining.com